UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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GENCO SHIPPING & TRADING LIMITED
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Genco Shipping & Trading Rejects Revised, Non-Binding Indicative Proposal from Diana Shipping Inc.

Proposal Substantially Undervalues Genco, Fails to Provide an Appropriate Premium and Presents Execution Risks

 “Fire Sale” of 16 Genco Vessels to a Competitor Highlights Diana’s Undervalued Proposal

Board Remains Open to Engaging with Diana on an Offer That Recognizes Genco’s Full Value for All Shareholders

NEW YORK, March 19, 2026 (GLOBE NEWSWIRE) -- Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today announced that its Board of Directors unanimously rejected Diana Shipping Inc.’s revised, non-binding indicative proposal to acquire all of the outstanding shares of Genco not already owned by Diana for $23.50 per share in cash. A special committee of independent directors reviewed the proposal with the assistance of external financial and legal advisors. Based on the recommendation of the special committee, the Board determined that the proposal substantially undervalues Genco, fails to provide an appropriate premium to Genco shareholders and presents execution risks.

Genco issued the following statement:

Our Board reviewed and rejected Diana’s revised proposal and determined that it is substantially below Genco’s intrinsic value and fails to appropriately compensate Genco shareholders, especially in light of our superior returns, premium earning assets, leading commercial operating platform, spot-focused commercial strategy and sizeable operating leverage in a strengthening drybulk market.

Diana’s proposal fails to provide an appropriate premium to NAV. In addition, as a basis for its revised proposal, Diana’s letter selectively referenced the lowest published NAV estimate from one analyst rather than Genco’s mean analyst NAV estimate of $251. This mean analyst NAV estimate is well above Diana’s offer of $23.50 during a period of rising asset values.

Diana’s revised proposal continues to present execution risk. Diana announced $1.433 billion of fully committed financing but filed a commitment letter that only specifies $1.102 billion in commitments. Diana’s contemplated sale of 16 Genco vessels at “fire sale” prices to a competitor introduces further uncertainty while depriving Genco shareholders of full value.

1 Calculated based on NAV estimates published by SEB, Clarkson Securities, Fearnley Securities, Deutsche Bank and Pareto.

The Board remains open to engaging with Diana upon receipt of an offer that appropriately reflects Genco’s intrinsic value and upside potential in a strengthening market.

Our Board will continue to act in the best interest of all Genco shareholders.

Below is the letter that Genco sent to Semiramis Paliou, Director and Chief Executive Officer of Diana and Ioannis Zafirakis, Director and President of Diana on March 19, 2026:

Diana Shipping Inc.
c/o Diana Shipping Services S.A.
Pendelis 16, 175 64 Palaio Faliro, Athens, Greece
Attention: Ms. Semiramis Paliou and Mr. Ioannis Zafirakis

Re: Revised Non-Binding Indicative Proposal of Diana Shipping Inc. (“Diana”)

Dear Semiramis and Ioannis,

The Genco Board of Directors has reviewed and rejected your revised indicative proposal. The Board, on the recommendation of our committee of independent directors and with the assistance of independent external financial and legal advisors, has unanimously determined the proposal of $23.50 is not in the best interests of Genco shareholders. It substantially undervalues Genco and presents execution risks. Indeed, your revised proposal contemplates selling 16 Genco vessels to a competitor at a significant discount, reinforcing that your offer deprives our shareholders of full value.

Substantially Below Genco’s Intrinsic Value

Your proposal is substantially below Genco’s intrinsic value and fails to provide an appropriate premium to Genco shareholders, especially in light of our superior returns, premium earning assets, leading commercial operating platform, spot-focused commercial strategy and sizeable operating leverage in a strengthening drybulk market. Genco’s business has never been stronger. Our low leverage, high capital return business model is delivering strong results for shareholders. Our recently reported Q4 2025 results reflect this strength, where we achieved multi‑year highs across EBITDA, TCE and a Q4 dividend of $0.50 per share. We also began the year with significant momentum, and we expect a higher dividend in Q1 2026 on a year-over-year basis.

The premium you refer to in your offer letter as Genco’s “undisturbed” share price back in November is not relevant. The increase in our share price since that time instead reflects the success of our value strategy, disciplined capital allocation, excellent operational and financial performance, as well as a strengthening drybulk market. Year to date, we have continued to grow our premium earning asset base and paid our 26th consecutive dividend – the longest uninterrupted period in the drybulk industry. Over the past six years, we have distributed total dividends of $323 million or $7.565 per share to shareholders.

Lacks Appropriate Premium to NAV

Your proposal fails to provide an appropriate premium to NAV. In addition, in your letter, you calculate our NAV selectively relying on the lowest published estimate from Clarkson Securities – a figure that has since been increased from $24 to $25 and remains well above your revised offer of $23.50. In fact, during a period of rising asset values, the revised proposal is well below Genco’s mean analyst NAV estimate of $25.1

Moreover, your NAV calculation also inappropriately deducted dividends and did not take into account Q1 2026 cash flows or incremental future cash flows.

Star Bulk Agreement Highlights Your Offer’s Lack of Value for Genco

The “fire sale” pricing of 16 Genco vessels in your disclosed agreement with Star Bulk further demonstrates that your offer undervalues Genco.

Under that agreement, the vessels would be sold to Star Bulk at a valuation 14% below the average broker valuation2. Highlighting these discounted valuations, you have agreed to sell the Genco Valkyrie, a 2020-built Newcastlemax for $66 million, which is 12% below the average broker valuation2 of $75 million. In addition, you have agreed to sell the Genco Constantine for $24 million, which is 17% below the average broker valuation2 of $29 million, and the Genco Enterprise for $19 million, which is 24% below the average broker valuation2 of $25 million.

Execution Risk

Our Board remains concerned by the execution risk in your revised proposal. While your March 6, 2026 letter and press release refer to $1.433 billion of fully committed financing, your publicly filed commitment letter only specifies commitments that add up to $1.102 billion. A key component of your revised proposal is a discounted sale of Genco’s vessels, which introduces uncertainties due to the involvement of a third party competitor.

Genco Board Open to Engaging in Any Transaction that Maximizes Shareholder Value

As we have previously stated, our Board remains open to engaging with respect to any proposal it believes would serve the best interests of all our shareholders. On

2 Based on the average of two independent third party broker valuations as of March 10, 2026.

January 8, we offered to engage with you to explore a potential alternative transaction, whereby Genco would acquire Diana to create value for both Diana and Genco shareholders. Diana did not engage with us on this and instead proceeded with a proxy contest to replace the entire Genco Board.

That notwithstanding, we remain committed to engaging with you in good faith, upon receipt of an offer that appropriately values Genco and reflects our high-quality fleet, superior performance, ability to deliver strong capital returns through the drybulk cycles and upside potential in a rising market.

The Board of Directors will continue to act in the best interests of all Genco shareholders.

Sincerely,

John C. Wobensmith
Chairman of the Board and Chief Executive Officer

Kathleen C. Haines
Lead Independent Director

Jefferies LLC is acting as financial advisor to Genco and Herbert Smith Freehills Kramer (US) LLP and Sidley Austin LLP are serving as legal counsel to Genco. Morgan Stanley & Co. LLC is acting as special advisor to the Board of Directors.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Following the expected delivery of one Newcastlemax vessel that we have agreed to acquire, Genco’s fleet will consist of 45 vessels with an average age of 12.8 years and an aggregate capacity of approximately 5,044,000 dwt.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on the non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; and (iv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports on Form 8-K and Form 10-Q. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Certain Information Regarding Participants in the Solicitation

The Company, its independent directors (Paramita Das; Kathleen C. Haines; Basil G. Mavroleon; Karin Y. Orsel; and Arthur L. Regan) and certain of its executive officers (John C. Wobensmith, Chairman of the Board, Chief Executive Officer and President; Peter Allen, Chief Financial Officer; Joseph Adamo, Chief Accounting Officer; and Jesper Christensen, Chief Commercial Officer) and other employees are deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2026 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis,” “Summary Compensation Table,” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s Proxy Statement on Schedule 14A in connection with the 2025 Annual Meeting of Shareholders, filed with the

SEC on April 9, 2025 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on May 22, 2025, June 3, 2025, August 26, 2025, and November 26, 2025 for Ms. Das (available here, here, here, and here); on May 22, 2025, June 3, 2025, August 26, 2025, November 12, 2025, and November 26, 2025 for Ms. Haines (available here, here, here, here, and here); May 22, 2025, June 3, 2025, August 26, 2025, and November 26, 2025 for Mr. Mavroleon (available here, here, here, and here); May 22, 2025, June 3, 2025, August 26, 2025, and November 26, 2025 for Ms. Orsel (available here, here, here, and here); on May 22, 2025, June 3, 2025, August 26, 2025, and November 26, 2025 for Mr. Regan (available here, here, here, and here); on September 10, 2025, September 15, 2025, February 18, 2026, and February 23, 2026 for Mr. Wobensmith (available here, here, here, and here); on February 18, 2026, and February 23, 2026 for Mr. Allen (available here and here); on February 18, 2026, and February 23, 2026 for Mr. Adamo (available here and here); and on September 10, 2025, February 18, 2026, and February 23, 2026 for Mr. Christensen (available here, here, and here). Such filings will also be available at no charge by clicking the “SEC filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/. Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 Annual Meeting of Shareholders, if and when they become available. These documents will be available free of charge as described above.

Investor Contact

Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550

Media Contact

Leon Berman
IGB Group
(212) 477-8438
lberman@igbir.com